EXHIBIT 10.10
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into by and between HANCOCK FABRICS, INC., a Delaware corporation (“Company”), and JANE F. AGGERS (“Executive”) to be effective for all purposes as of August 1, 2008 (the “Effective Date”).
     WHEREAS, Company wishes to employ Executive as Chief Executive Officer (“CEO”) and upon the terms and conditions hereinafter set forth, and Executive desires to serve in such capacities upon the terms and conditions hereinafter set forth; Company and Executive first entered into this Employment Agreement as of December 15, 2004, and amended their agreement as of December 7, 2005 and hereby again amend their agreement pursuant to this Amended and Restated Employment Agreement;
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
     Section 1. Position and Duties. Commencing on the Effective Date, Executive shall be employed by Company as President and CEO, reporting to Company’s Board of Directors (the “Board”). As its CEO, Executive agrees to devote her full business time, energy and skill to her duties at the Company. These duties shall include all those duties customarily performed by a CEO as well as any duties as may be reasonably determined and specified in the future by the Board. During the term of Executive’s employment, Executive shall be permitted to serve on boards of directors of for-profit or not-for-profit entities provided that the Board has approved such service in writing, and only so long as such service does not conflict with or adversely affect the performance of Executive’s duties to Company under this Agreement. If the Board requests Executive to resign from such position at any time, Executive shall resign immediately. Executive has been elected to the Board as of the Effective Date.
     Section 2. Term of Employment. This Agreement shall remain in effect for a period of 30 months from the Effective Date, subject to Executive’s continued employment with the Company (the “Initial Term”). Unless notice is given by either party as provided in this Section 2, the term of Executive’s employment with Company will be extended automatically for successive additional one -day periods after the expiration of the Initial Term. Such automatic extension of the term of this Agreement will become inapplicable at such time as either the Executive provides at least 45 days’ prior written notice or Company provides at least 15 days’ prior written notice that it does not agree to such automatic extension . After such notice has been given by either Executive or Company, the term of this Agreement will remain in effect for 30 months after the effective date of the notice is given as provided in Section 10(c) (together with the Initial Term, such 30-month period following notice is referred to in this Agreement as the “Term”). Any other extension or modification of this Agreement shall be subject to future agreement by the parties. Upon the termination of Executive’s employment for any reason, neither party shall have any further obligation or liability under this Agreement to the other, except as explicitly set forth herein.
     Section 3. Compensation. Executive shall be compensated by Company for her services as follows:
     (a) Base Salary. As CEO, Executive shall be paid a monthly Base Salary of $37,500 per month ($450,000 on an annualized basis), subject to all applicable withholding, in accordance with Company’s normal payroll procedures. Executive’s Base Salary shall be in effect during the Term of this Agreement, and, in the sole discretion of the Board, may be increased from time to time during the Term of this Agreement.
     (b) Benefits. Executive shall have the right, on the same basis as other employees of Company, to participate in and to receive benefits under any of Company’s employee benefit plans, as such plans may be modified from time to time. In addition, Executive shall be entitled to the specific benefits set out on Enclosure 1, which is attached hereto and incorporated herein by reference.
     (c) Performance Bonuses. Executive shall have the opportunity to earn a performance bonus in accordance with Company’s Bonus Plan (the “Bonus Plan”), as such plan may be modified or supplanted by the Board over time. Bonus criteria for Executive shall be established by the Board in consultation with Executive.
     Section 4. Equity Compensation Grants. All equity compensation grants, including, but not limited to, stock options and restricted stock (“Equity Grants”) shall be governed by the terms of an agreement setting forth the terms and conditions of the Equity Grant and the terms of the equity compensation plan of Company pursuant to which such Equity Grants are made to Executive; provided that . notwithstanding any other provision to the contrary contained in any such equity compensation plan, each such agreement shall be deemed to include each of the additional provisions set forth below. The rights provided by this Section 4 shall be in addition to any rights granted to Executive under any such agreement and plan. In the event of an inconsistency or conflict between the provisions of this Section 4 or Section 5 and another agreement or plan of the Company, the provisions of this Section 4 or Section 5, as applicable, shall apply and be given priority.
     (a) Acceleration of Equity Compensation Vesting Upon Non-Assumption. In the event of a Change in Control, each Equity Grant held by Executive, to the extent then outstanding, shall become fully vested and exercisable immediately prior to but conditioned upon the consummation of the Change in Control, except to the extent that the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”), (i) assumes or continues in effect Company’s rights and obligations under such Equity Grant, (ii) substitutes for such Equity Grant a substantially equivalent right for the Acquiror’s stock or (iii) replaces such Equity Grant with a cash incentive program pursuant to which Executive is to be paid for each share of Company’s common stock that is subject to such option or award immediately prior to the consummation of the Change in Control and in accordance with the same vesting schedule applicable to such Equity Grant (including any subsequent acceleration of vesting determined under any other Section of this Agreement) an amount equal to the excess of the fair market value of the consideration paid by the Acquiror for each share of the common stock of Company outstanding immediately prior to the consummation of the Change in Control over the per share exercise price of such option.
     (b) Acceleration of Equity Compensation Grant Vesting Upon an Involuntary Termination During a Change in Control Period. If Executive’s employment with Company terminates as a result of an Involuntary Termination During a Change in Control Period, then each Equity Grant held by Executive, to the extent then outstanding, (i) shall become fully vested and exercisable (and any forfeiture provision shall lapse; provided, however, that the Equity Grant may expire in the interim in accordance with its terms) in full as of the passing of both (x) the date of termination of Executive’s employment and (y) the last day following Executive’s execution of the Release on which Executive may revoke such Release under its terms, and (ii) shall remain exercisable in full until the earlier of (x) the expiration of a period of three months following the date on which Executive’s employment terminated or (y) the expiration of the term of such Equity Grant.
     (c) Acceleration of Equity Compensation Grant Vesting Upon Death. If Executive’s employment with Company terminates due to Executive’s death, then each Equity Grant held by Executive, to the extent then outstanding, shall become fully vested and exercisable (and any forfeiture provision shall lapse) in full as of the date of Executive’s death. The Equity Grants shall be exercisable by the estate of Executive in accordance with the time periods and procedures set forth in the Equity Grant agreement.
     Section 5. Effect of Termination of Employment.
     (a) Voluntary Termination, Death or Disability. (x) In the event of Executive’s voluntary Separation from Service, Executive shall be entitled to no compensation or benefits from Company other than those earned under Section 3 through the date of her Separation From Service. . In the event that Executive’s Separation From Service is a result of her death or disability, Executive shall be entitled to a pro-rata share of the Bonus, if any, provided for in Section 3(c) (presuming performance meeting target performance goals) in addition to all compensation and benefits earned under Section 3 through the date of Separation From Service.
     (b) Termination for Cause. If Executive’s employment is terminated by Company for Cause, Executive shall be entitled to no compensation or benefits from Company other than those earned under Section 3 through the date of her termination and, shall be entitled to exercise or retain, as the case may be, shares of Company stock subject to each stock option, restricted stock award or other Company stock-based award granted to Executive, only to the extent such awards have vested through the date of her employment termination. In the event that Company terminates Executive’s employment for Cause, Company shall provide written notice to Executive of that fact prior to, or concurrently with, the termination of employment. Failure to provide written notice that Company contends that the termination is for Cause shall constitute a waiver of any contention that the termination was for Cause, and the termination shall be irrebuttably presumed to be a termination without Cause. However, if, within thirty (30) days following the termination, Company first discovers facts that would have established Cause, and those facts were not known by Company at the time of the termination, then Company shall provide Executive with written notice, including the facts establishing that the purported Cause was not known at the time of the termination, and Company will pay no severance.
     (c) Involuntary Termination Without Cause During Change in Control Period. If Executive has a Separation From Service with Company as a result of an Involuntary Termination During a Change in Control Period, then, in addition to any other benefits described in the Agreement, Executive shall receive the following (collectively with the acceleration of equity provisions under Section 4, the “Change in Control Severance Benefits”):
          (i) all compensation and benefits earned under Section 3 through the date of Executive’s Separation from Service;
          (ii) a pro-rata share of the Bonus provided for in Section 3(c) if, and only to the extent that, Company has met its target performance objectives for the year to date;
          (iii) a lump sum payment equivalent to two and one-half (2 1/2) years’ Base Salary (as it was in effect immediately prior to the Change in Control);
          (iv) a lump sum payment equivalent to two and one-half (2 1/2) times the bonus paid under the Bonus Plan for the year immediately prior to the year in which the Change in Control occurred;
          (v) a lump sum payment equal to thirty (30) times the monthly cost of coverage for the Company sponsored medical, life and disability insurance in effect for Executive immediately prior to Executive’s Separation From Service; however,
          (vi) if any payments to the Executive in connection with a Change of Control would be subject to the excise tax under Sections 280G or 4999 of the Internal Revenue Code on excess parachute payments, the Company will, in general, “gross up” the Executive’s compensation to offset the excise tax, except that (a) if the aggregate parachute payments that would otherwise be made to the Executive do not exceed 110% of the maximum amount of parachute payments that can be made without triggering the excise tax, the parachute payments to the Executive will be reduced to the extent necessary to avoid the imposition of the excise tax and no “gross up” will be paid, and (b) if the aggregate parachute payments that would otherwise be made to the Executive do exceed 110% of the maximum amount of parachute payments that can be made without triggering the excise tax, the full amount of those parachute payments will be made, the Executive will have to individually bear the excise tax allocable to 10% of the aggregate total of parachute payments, and the Company will “gross up” the Executive’s compensation to offset the excise taxes other than that portion that is allocable to 10% of the aggregate total of parachute payments. In the event that the Change in Control Severance Benefits exceed the minimum amount required to impose the excise tax penalty of Section 4999 of the Code (the “Threshold 280G Amount”) by an amount equal to or less than ten percent (10%) of the

Threshold 280G Amount, then the Change in Control Severance Benefits shall be reduced so that they total $1.00 less than the Threshold 280G Amount.
     (d) Involuntary Termination Without Cause Not in a Change in Control Period. In the event that Executive’s Separation From Service with Company occurs during the Term as a result of an Involuntary Termination Not in a Change in Control Period, then Executive shall receive the following benefits:
          (i) all compensation and benefits earned under Section 3 through the date of Executive’s Separation From Service;
          (ii) the Base Salary due Executive through the remaining Term of this Agreement, which amounts shall be payable monthly during the remaining portion of such Term;
          (iii) a pro-rata share of the Bonus provided for in Section 3(c) if, and only to the extent that, Company has met its target performance objectives for the year to date;
          (iv) reimbursement, payable monthly, for the cost of medical, life and disability insurance coverage at a level equivalent to that provided by Company for a period of the earlier of: (i) the remaining Term of this Agreement, or (ii) the time Executive begins alternative employment. It shall be the obligation of Executive to inform Company that new employment has been obtained;
          (v) the Equity Grants shall continue in force and shall vest for the benefit of Executive during the remaining Term of this Agreement, notwithstanding any language to the contrary in any Equity Grant or any applicable plan of the Company.
     (e) Resignation from Positions. In the event that Executive has a Separation From Service with Company for any reason, on the effective date of the Separation From Service Executive shall simultaneously resign from each position she holds on the Board and/or the board of directors of any of Company’s affiliated entities and any position Executive holds as an officer of Company or any of Company’s affiliated entities.
     (f) Special Provisions re Payments to Executive. The amounts payable to Executive under subsections (c)(ii), (iii), (iv), and (v) shall be paid to Executive in a lump sum sixty (60) days following the Executive’s Separation From Service, provided Executive has executed the Release and the date by which Executive may revoke such Release has expired within such sixty (60) day period. If Executive has not executed such Release and the period for revocation thereof has not expired within sixty (60) days after the date on which the involuntary Separation From Service occurs, then Company shall not be obligated to make such lump sum payment. The amounts payable under subsection (d)(ii) and (iv) shall be paid monthly during the remaining Term, beginning sixty (60) days after Executive’s Separation From Service (with any amount otherwise payable within such sixty (60) day period payable at the expiration of the sixty (60) day period), and the amount payable under (d)(iii) normally shall be paid sixty (60) days after the Separation From Service, provided Executive has in each case executed the Release and the date by which Executive may revoke such Release has expired within such sixty (60) day period.

Notwithstanding any other provision of this Agreement to the contrary, in the case of welfare benefit coverage provided to Executive under this paragraph, or in the case of any other compensation which is subject to Code Section 409A, if Executive is a Specified Employee at the time of a Separation From Service and the payment or provision of such compensation is made as a result of the Separation From Service, then no portion of such benefits or other such compensation shall be made before the date that is six (6) months after the date of the Separation from Service or, if earlier, the date of death of the Specified Employee. Any compensation which would otherwise be paid within such six (6) month period after a Separation From Service shall be paid on the date which is six (6) months and one day after the Separation From Service, or the first business day thereafter. The provisions and application of this paragraph will be construed and applied in a manner consistent with Code Section 409A and Treasury Regulations of other guidance issued thereunder.
     Section 6. Certain Definitions. For the purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:
     (a) “Applicable Termination Anniversary” shall mean (i) in the event of an Involuntary Termination During a Change in Control Period, the date thirty (30) months after the date of termination or (ii) in the event of an Involuntary Termination Not in a Change in Control Period, the remaining Term of this Agreement, or (iii) in the event of voluntary termination by Executive, the date two (2) years after the date of termination.
     (b) “Business” shall mean (i) the retail and wholesale fabric business, (ii) the business of selling fabrics, yarn and related accessories to sewing, knitting, quilting and home decorating retail customers and at wholesale to independent retailers, and (iii) any other commercial enterprise conducted by Company during the term of this Agreement.
     (c) “Cause” shall mean any of the following:
          (i) Executive’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any employment or Company records;
          (ii) Executive’s willful, reckless or grossly negligent violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or commission of an act that involves moral turpitude;
          (iii) Executive’s intentional failure to perform stated duties or to comply with a resolution of the Board;
          (iv) Executive’s improper disclosure of Company’s confidential or proprietary information;
          (v) any breach by Executive of Company’s Insider Trading Policy (as it may be amended from time to time);

          (vi) any material breach by Executive of Company’s Code of Business Conduct and Ethics (as it may be amended from time to time), which breach shall be deemed “material” if it results from an intentional, reckless or grossly negligent act or omission by Executive and has a detrimental effect on Company’s reputation or business; or
          (vii) any material breach by Executive of this Agreement, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from Company.
     (d) “Change in Control” shall mean the occurrence of any of the following with respect to the Company at a time when the Company is the “relevant corporation” referenced in Treasury Regulation 1.409A-3(i)(5)(ii):
          (i) Change in Ownership. The date subsequent to the Effective Date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company.
          (ii) Change in Effective Control. The date on which a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.
          (iii) Change in the Ownership of a Substantial Portion of Company’s Assets. The date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
          (iv) Rules of Construction and Application. The provisions of this definition shall be construed and applied by the Incumbent Directors, in a manner consistent with the provisions and rules of application set forth in Treasury Regulation 1.409A-3(i)(5), as amended or supplemented from time to time by guidance issued by the U. S. Department of the Treasury, or any successor to same. Any such determination by the Incumbent Directors shall be final, binding and conclusive.

     (e) “Change in Control Period” shall mean the period commencing on the earlier of: (i) thirty (30) days prior to the date of consummation of the Change in Control (provided the Change in Control occurs); (ii) the date of the first public announcement of a definitive agreement that would result in a Change in Control (even though still subject to approval by Company’s stockholders and other conditions and contingencies); and (iii) the date of the public announcement of a tender offer that is not approved by the Incumbent Directors and ending on the day prior to the two (2) year anniversary date of the consummation of the Change in Control.
     (f) “Confidential Information” shall mean all non-public information respecting Company’s business, including, but not limited to, its services, pricing, costs, scheduling, products, research and development, processes, customer lists and contact information, marketing plans and strategies, financing plans and personnel, financial information, projections, and acquisition strategies and initiatives but excluding information (i) that was known to Executive concerning the industry generally or the Company, based on Executive’s extensive experience in the industry prior to Executive’s employment by the Company, and (ii) that is, or becomes, available to the public through no fault of Executive..
     (g) “Good Reason During a Change in Control Period” shall mean any of the following conditions, first occurring during a Change in Control Period:
          (i) a decrease in Executive’s Base Salary and/or a decrease in Executive’s potential performance Bonus (as a multiple of Executive’s Base Salary) under the Bonus Plan or employee benefits other than (x) as part of any across-the-board reduction applying to all senior executives and (y) not resulting in those senior executives receiving lesser benefits than similarly situated executives of an acquiror;
          (ii) a material, adverse change in Executive’s title, authority, responsibilities or duties, as measured against those immediately prior to such change. For purposes of this subsection, in addition to any other change in title, authority, responsibilities or duties, the following changes shall not constitute an event of “Good Reason During a Change in Control Period”: (i) an individual who held a position in an independent, publicly held company prior to the Change in Control holds a position in a subsidiary company following the Change in Control; and (ii) an individual who reported directly to the Non-Executive Chairman or board of directors of a publicly held company prior to the Change in Control reports to an individual or entity that is not, respectively, the Non-Executive Chairman or Board of Directors of a publicly held company.
          (iii) the relocation of Executive’s principal workplace to a location that is greater than fifty (50) miles from Executive’s original workplace or from any workplace to which Executive has voluntarily relocated;
          (iv) any material breach by Company of any provision of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach from Executive;

          (v) any failure of Company to obtain the assumption of this Agreement by any successor or assign of Company; or
          (vi) any purported termination of Executive’s employment for “material breach of contract” which is purportedly effected without providing the “cure” period, if applicable, described in subsection (vii) of the definition of “Cause.”
     (h) “Good Reason Not in a Change in Control Period” shall mean any of the following conditions first occurring outside of a Change in Control Period and occurring without Executive’s written consent:
          (i) a decrease in Executive’s total cash compensation opportunity (adding Base Salary and Bonus) of greater than 20%;
          (ii) a material, adverse change in Executive’s title, authority, responsibilities or duties, as measured against those immediately prior to such change. For purposes of this subsection, a material, adverse change shall not occur merely by a change in reporting relationship; or
          (iii) any material breach by Company of any provision of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach from Executive;
     (i) “Incumbent Directors” shall mean members of the Board who either (i) are members of the Board as of the Effective Date, or (ii) are elected, or nominated for election, to the Board with the affirmative vote of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of members of the Board).
     (j) “Involuntary Termination During a Change in Control Period” shall mean the occurrence of either of the following during a Change in Control Period:
          (i) initiation by Company of Executive’s Separation From Service with Company for any reason other than Cause; or
          (ii) Executive’s Separation From Service by resignation for Good Reason During a Change in Control Period within six (6) months following the occurrence of the event constituting Good Reason During a Change in Control Period that has not been cured.
For the purposes of any determination regarding the existence of Good Reason During a Change in Control Period hereunder, any claim by Executive that Good Reason During a Change in Control Period exists shall be presumed to be correct if the Board, acting in good faith, affirms such determination by a vote of not less than two-thirds of its entire membership. The effective date of any Involuntary Termination During a Change in Control Period shall be the date of notification to Executive of the Separation From

Service by Company or the date of notification to Company of the resignation by Executive for Good Reason During a Change in Control Period.
     (k) “Involuntary Termination Not in a Change in Control Period” shall mean the occurrence of either of the following occurring outside a Change in Control Period:
          (i) initiation by Company of Executive’s Separation From Service with Company for any reason other than Cause; or
          (ii) Executive’s Separation From Service by resignation for Good Reason Not in a Change in Control Period within six (6) months following the occurrence of the event constituting Good Reason Not in a Change in Control Period that has not been cured.
For the purposes of any determination regarding the existence of Good Reason Not in a Change in Control Period hereunder, Executive shall bear the burden of demonstrating that an event of Good Reason Not in a Change in Control Period has occurred. Only the Board, acting by simple majority, may determine that an event of Good Reason Not in a Change in Control Period has occurred; the Board must act within twenty (20) business days of such notification, or Executive’s claim shall be deemed valid. The effective date of any Involuntary Termination Not in a Change in Control Period shall be the date of notification to Executive of the Separation From Service by Company or the date of notification to Company of the resignation by Executive for Good Reason Not in a Change in Control Period.
     (l) “Release” shall mean a general release substantially in the form as Enclosure 2 hereof.
     (m) “Specified Employee” means a service provider who, as of the date of the service provider’s Separation from Service, is a key employee of a service recipient any stock of which is publicly traded on an established securities market or otherwise. A key employee is any individual who is described in Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the Regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on a Specified Employee identification date. The provisions and application of this paragraph will be construed and applied in a manner consistent with Code Section 409A and Treasury Regulations of other guidance issued thereunder.
     (n) “Separation From Service” means the time at which the parties reasonably anticipate that no further services will be performed by Executive after a certain date, or that the level of bona fide services Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) by the individual over the immediately preceding 36-month period. If Executive provides services both as an employee and as an independent contractor, Executive must separate from service both as an employee and as an independent contractor to be treated as having a Separated From Service. If Executive ceases providing services as an employee and begins providing services as an independent contractor, Executive will not be considered to have a Separation From Service until Executive has ceased providing services in both capacities. The provisions and application of this paragraph will be construed and applied in a manner consistent with Code Section 409A and Treasury Regulations of other guidance issued thereunder.
     Section 7. Confidentiality; Non-Compete; Non-Solicitation; Nondisparagement.
     (a) While employed by Company and through the appropriate Applicable Termination Anniversary, Executive shall not disclose any Confidential Information either directly or indirectly, to anyone (other than appropriate Company employees and advisors), or use such information for her own account, or for the account of any other person or entity, without the prior written consent of Company or except as required by law. This confidentiality covenant has no temporal or geographical restriction. Upon termination of this Agreement, Executive shall promptly supply to Company all property and any other tangible product or document that has been produced by, received by or otherwise submitted to Executive during or prior to her term of employment, and shall not retain any copies thereof.
     (b) Executive acknowledges that her services are of special, unique and extraordinary value to Company. Accordingly, Executive shall not at any time prior to the Applicable Termination Anniversary (i) become an employee, consultant, officer, partner, director, guarantor or financier, directly or indirectly, of any entity or organization engaged in the Business which competes, directly or indirectly, with Company (or any of its affiliates) or (ii) whether on Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly solicit, hire or encourage any employee of Company (or any of its affiliates) to leave the employment of Company (or any of its affiliates). For purposes of this Section 7(b) the parties agree that the following entities or their affiliates or successors: A.C. Moore Arts & Crafts, Inc., Jo-Ann Stores, Inc., Calico Corners, Inc. or Michaels Stores, Inc. shall be deemed to be engaged in a Business which competes with the Company. Executive agrees that the provisions of this Section 7(b) are reasonable. Company and Executive agree that twenty percent (20%) (the “Non-Compete Payment”) of any payment to Executive pursuant to Section 5(c) or 5(d) is specifically attributable to the provisions contained in this Section 7(b). Should a court determine that any provision of this Section 7(b) is unreasonable, either in period of time or otherwise, the parties hereto agree that such covenant should be interpreted and enforced to the maximum extent which such court deems reasonable. Company and Executive acknowledge that, should a court determine that the entire covenant not to compete contained in Section 7(b) is unenforceable, there will have been a failure of consideration for the Non-Compete Payment. In such an event, Executive agrees to repay immediately to Company the entire Non-Compete Payment.
     (c) During the Term of this Agreement and thereafter, Executive and the Company each agree not to make any untruthful or disparaging statements, written or oral, about the other party, its affiliates, their predecessors or successors or any of their past and present officers, directors, stockholders, partners, members, agents and employees or each party’s business practices, operations or personnel policies and practices to any of Company’s customers, clients, competitors, suppliers, investors, directors, consultants, employees, former employees, or the press or other media in any country.

     (d) Company and Executive agrees that any breach of the terms of this Section 7 would result in irreparable injury and damage for which there would be no adequate remedy at law, and that, in the event of said breach or any threat of breach, Executive and Company shall be entitled to an immediate injunction and restraining order to prevent such breach or threatened breach, without having to prove damages, in addition to any other remedies to which Company may be entitled at law or in equity. If Executive violates any of the restrictive covenants contained in Section 7 in connection with or following an Involuntary Termination During a Change in Control Period or an Involuntary Termination Not in a Change in Control Period, Executive shall be required to repay to Company the greater of the Non-Compete Payment or a prorated portion of all payments made to Executive pursuant to Section 5(c) or 5(d) (prorated in monthly increments based on the number of whole and fractional months remaining until the Applicable Termination Anniversary). The provisions of this Section 7 shall survive any termination of this Agreement and Executive’s term of employment. The existence of any claim or cause of action or otherwise, shall not constitute a defense to the enforcement of the covenants and agreements of this Section 7.
     Section 8. Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), but excluding any claims or disputes relating to or arising out of Section 7 of this Agreement, Executive and Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Lee County, Mississippi, in accordance with its National Employment Dispute Resolution rules, but provided that the Company agrees to pay in full the reasonable costs of such arbitration. Executive acknowledges that by accepting this arbitration provision she is waiving any right to a jury trial in the event of such dispute. Any claim or dispute relating to or arising out of Section 7 of this Agreement may be adjudicated in a state or federal court having jurisdiction of such claim or dispute, and the parties agree, without limitation, that Lee County, Mississippi is a proper place for any such suit.
     Section 9. Attorneys’ Fees. The prevailing party in any dispute or claim relating to or arising out of this Agreement that is not resolved, for whatever reason, through the dispute resolution process of Section 8 shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any arbitration, action or other proceeding brought to enforce any right arising out of this Agreement.
     Section 10. General.
     (a) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon Company, Executive and each and all of their respective heirs, legal representatives, successors and assigns. The duties, responsibilities and obligations of Executive under this Agreement shall be personal and not assignable or delegable by Executive in any manner whatsoever to any person, corporation, partnership, firm, company, joint venture or other entity. Executive may not assign, transfer, convey, mortgage, pledge or in any other manner encumber the compensation or other benefits to be received by her or any rights which she may have pursuant to the terms and provisions of this Agreement.

     (b) Amendments; Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
     (c) Notices. Any notices to be given pursuant to this Agreement by either party to the other party may be effected by personal delivery or by overnight delivery with receipt requested and if given in either such manner shall be deemed effective on the date of personal delivery or the day after notice has been sent by overnight delivery . Mailed notices shall be addressed to the parties at the addresses stated below, but each party may change its or her address by written notice to the other in accordance with this Paragraph.
Mailed notices to Executive shall be addressed as follows:
Ms. Jane F. Aggers
Hancock Fabrics, Inc.
One Fashion Way
Baldwyn, MS 38824
Mailed notices to Company shall be addressed as follows:
Hancock Fabrics, Inc.
One Fashion Way
Baldwyn, MS 38824
Attention: Chairman of the Board
with a copy to:
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
165 Madison Avenue, Suite 2000
Memphis, TN 38103
Attention: Samuel D. Chafetz, Esq.
     (d) Entire Agreement. This Agreement constitutes the entire employment agreement between Executive and Company regarding the terms and conditions of her employment, with the exception of any stock option, restricted stock or other Company stock-based award agreements between Executive and Company to the extent not modified by this Agreement. This Agreement (including the stock-based award agreements described in the preceding sentence) supersedes all prior negotiations, representations or agreements between Executive and Company, whether written or oral, concerning Executive’s employment by Company.
     (e) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

     (f) Counterparts. This Agreement may be executed by Company and Executive in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.
     (g) Headings. Each and all of the headings contained in this Agreement are for reference purposes only and shall not in any manner whatsoever affect the construction or interpretation of this Agreement or be deemed a part of this Agreement for any purpose whatsoever.
     (h) Savings Provision. To the extent that any provision of this Agreement or any paragraph, term, provision, sentence, phrase, clause or word of this Agreement shall be found to be illegal or unenforceable for any reason, such paragraph, term, provision, sentence, phrase, clause or word shall be modified or deleted in such a manner as to make this Agreement, as so modified, legal and enforceable under applicable laws. The remainder of this Agreement shall continue in full force and effect.
     (i) Construction. The language of this Agreement and of each and every paragraph, term and provision of this Agreement shall, in all cases, for any and all purposes, and in any and all circumstances whatsoever be construed as a whole, according to its fair meaning, not strictly for or against Executive or Company, and with no regard whatsoever to the identity or status of any person or persons who drafted all or any portion of this Agreement.
     (j) Further Assurances. From time to time, at Company’s request and without further consideration, Executive shall execute and deliver such additional documents and take all such further action as reasonably requested by Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement and to provide adequate assurance of Executive’s due performance hereunder.
     (k) Governing Law. Executive and Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Mississippi.
     (l) Miscellanous Moving Cost: Notwithstanding any other provisions of this Agreement, Executive shall be entitled to the balance of relocation re-imbursement (primarily realtor fees) that are still due on her home in Ohio.
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     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

HANCOCK FABRICS, INC.

By:	/s/ Carl E. Berg

Name: Carl E. Berg
Title: Chairman of the Board of Directors

EXECUTIVE

/s/ Jane F. Aggers

Name: Jane F. Aggers

ENCLOSURE 1
Benefits of Executive
1.. An automobile allowance of Seven Hundred Fifty ($750) Dollars per month during the Term of the Agreement.
2.. Major medical, hospitalization, and life insurance coverage as generally provided by the Company to its employees from time to time during the Term of this Agreement.
3.. Indemnification by the Company of the Executive for any claims, or liabilities incurred by Executive serving as a director or executive officer of the Company or its subsidiaries during the Term of this Agreement, which obligation shall be in the form of indemnity agreement generally provided by the Company to its directors and executive officers.

ENCLOSURE 2
GENERAL RELEASE
This Release is made and entered into by Jane F. Aggers (the “Executive”) and Hancock Fabrics, Inc. (the “Company”).
In consideration of the payments, benefit continuation and acceleration provided for in Section 5 of her Employment Agreement with the Company, Executive, on behalf of herself and for any person or entity who may claim by or through her, irrevocably and unconditionally releases, waives, and forever discharges Company, its past, present, and future subsidiaries, divisions, affiliates, successors, and their respective officers, directors, attorneys, agents, and present and past employees from any and all claims or causes of action that Executive had, has, or may have, whether known or unknown, relating to Executive’s employment with Company and/or termination therefrom up to and including the date of this Agreement, including but not limited to any claims under the Mississippi Employment Protection Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act, each as amended, and claims under any other federal, state, or local statute, regulation, or ordinance, including wrongful or retaliatory discharge.
This Release shall not be construed as an admission by Company of any liability, wrongdoing, or violation of any law, statute, regulation, agreement or policy, and Company denies any such liability or wrongdoing.
Executive acknowledges and agrees that this Release includes a release and waiver as to claims under the ADEA. Executive acknowledges and confirms that she understands and agrees to the terms and conditions of this Release; that these terms are written in layperson terms, and that she has been fully advised of her rights to seek the advice and assistance of consultants, including an attorney, to review this Release. Executive further acknowledges that she does not waive any rights or claims under the ADEA that arise after the date this Release is signed by her, and specifically, Executive understands that she is receiving money and benefits beyond anything of value to which she is already entitled from Company. Executive acknowledges that she has had up to 21 days to consider whether to accept and sign this Release, and has had adequate time and opportunity to review the Release and consult with any legal counsel or other advisors of her choosing. Executive understands that if she signs this Release before the expiration of the 21-day period, her signature will evidence her voluntary election to forego waiting the full 21 days to sign this Release. If Executive chooses not to accept, or the 21-day period expires without her acceptance, then the offer in this Release is null and void. Executive further acknowledges that in compliance with the Older Workers’ Benefit Protection Act of 1990, she has been fully advised by Company of her right to revoke and nullify this Release, and that this revocation must be exercised, if at all, within seven days of the date she signs this Release. Executive may revoke her acceptance at any time within the seven days following her signing of this Release by notifying Company of her decision to revoke the acceptance by writing directed and delivered to Hancock Fabrics, Inc., One Fashion Way, Baldwyn, MS 38824, Attention: Chairman of the Board.

Acceptance of this offer is strictly voluntary. This Release shall become effective and enforceable only after the seven-day revocation period has expired. Should Executive decline to accept the benefits of this Release, or if is revoked by her, Executive will not receive the proposed additional compensation and benefits.
     By her signature below, Executive accepts the terms of this Release.

HANCOCK FABRICS, INC.		EXECUTIVE

By: Name:	/s/ Jane F. Aggers Jane F. Aggers	/s/ Carl E. Berg Name: Carl E. Berg
Title:	President, Director and Chief Executive Officer (Principal Executive Officer)	Title: Director and Chairman of the Board

Date: August 1, 2008		Date: August 1, 2008